Exhibit 99.1

Mr. Cooper Group Announces Leadership Transition at Xome

Dallas, Texas – (January 9, 2025) – Mr. Cooper Group Inc. (NASDAQ: COOP) announced today that Mike Rawls, Chief Executive Officer of Xome®, plans to retire effective June 30, 2025, and Chris Marshall, former Vice Chairman and President at Mr. Cooper, will join Xome to lead its operations. Rawls and Marshall will work together over the coming months to ensure a smooth transition.

“Since taking on the role of CEO in 2020, Mike has skillfully led Xome to become the powerhouse real estate marketplace it is today, with tremendous opportunity for growth as we move into 2025. We are sincerely grateful for Mike’s thoughtful leadership and innovative spirit over his 25 years with the Mr. Cooper Group team, and we wish him all the best,” said Jay Bray, Chairman and CEO of Mr. Cooper Group.

As Marshall steps in to lead Xome, he brings with him decades of experience in financial services, mortgage operations and technology, most recently serving as Vice Chairman and President of Mr. Cooper. He will work closely with Xome’s leadership team to prioritize market share growth and accelerate new revenue opportunities.

“With Mike’s upcoming retirement, we are pleased to have Chris Marshall step in to lead Xome as we position the company for continued success. Chris is an industry expert when it comes to driving revenue growth and building partnerships. In his time at Mr. Cooper, our team realized exponential growth and greater financial strength, and I am confident that Xome will unlock new avenues for growth and bolster its market position under Chris’ leadership,” said Bray.

“The Xome team has built an innovative, state-of-the-art real estate platform and fostered strong relationships with leading industry players, and I am looking forward to helping the team sustain this momentum as Xome continues to elevate its market position,” said Marshall.

In addition to his new role with Xome, Marshall will continue in his role as Chairman for Sagent.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper®, Xome® and Rushmore Servicing®. Mr. Cooper is the largest home loan servicer in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement contained herein, and the statements made in this press release are current as of the date of this release only.

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